SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Citigroup Inc.
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[Citi Logo]

To:	Citi Colleagues
From:	Citigroup Shareholder Relations
Date:	March 14, 2013
Re:	Citigroup 2012 Annual Report and 2013 Proxy Statement

Citi’s 2012 Annual Report and 2013 Proxy Statement are now available at http://www.citigroup.com/citi/investor/corporate_governance.html.

In addition to presenting the results and key events of the past year, this edition of the Annual Report highlights our 200 Years Citi celebration, achievements and initiatives from Global Consumer Banking and Institutional Clients Group, as well as milestones from our Corporate Citizenship efforts. In CEO Mike Corbat’s letter, located on pages 4-7 of the Report, Mike shares his perspective on 2012 and what he wants to achieve in the months and years ahead.

Please take some time to review Mike’s letter and Citi’s Annual Report and Proxy Statement.

The Annual Report and Proxy Statement are being distributed to most employees electronically. If you are a Citigroup stockholder, you should receive a voting card in the mail at your home address. You should refer to the Proxy Statement when deciding how to vote your shares. Citi’s annual stockholder meeting will be held April 24, 2013, in New York City.

If you or the employees who work for you would like paper copies of the printed Annual Report and Proxy Statement, please contact the Document Service Center by email at docserve@citi.com or by telephone toll-free at 1-877-936-2737. If you are calling from outside the United States, please call 1-716-730-8055. Please call between the hours of 8 a.m. and 6 p.m., New York time, Monday through Friday.

Please provide the following information with your request:

  Your first name, middle initial and last name
  Complete shipping address, including apartment number or any other identifying information. Please do not give a Post Office box.
  City
  State
  ZIP code or postal code
  Country if outside the United States or Puerto Rico.